CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Gryphon Holdings Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-12775, 33-96922, 33-83630) on Form S-8 of
Gryphon Holdings Inc. of our report dated February 24, 1998, relating to the consolidated balance sheets of Gryphon Holdings Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and all related schedules, which report appears in the December 31, 1997 annual report on Form 10-K of Gryphon Holdings Inc.


                                        KPMG Peat Marwick LLP


New York, New York
March 27, 1998